EXHIBIT 11.1
                  CALIFORNIA PRO SPORTS, INC. AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE



                                                  Year ended December 31,
                                                  -----------------------
                                                   1998            1997
                                                  ------          ------
Net loss ..................................... $ (3,497,587)   $ (4,809,215)

Amortization of discount on preferred stock ..   (1,120,000)
                                               ------------    ------------

Net loss applicable to common shareholders ... $ (4,617,587)   $ (4,809,215)
                                               ============    ============

Weighted average number
of common shares outstanding                      9,549,353       5,544,833

Common equivalent shares
representing shares
issuable upon exercise of
outstanding options and warrants                        -*-             -*-
                                               ------------    ------------
                                                  9,549,353       5,544,833
                                               ============    ============

Basic and diluted loss pershare:
      Before extraordinary item .............. $      (0.48)   $      (0.94)
      Extraordinary item .....................                         0.07
                                               ------------    ------------

Basic and diluted loss per common share ...... $      (0.48)   $      (0.87)
                                               ============    ============


* No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

    Fully diluted and supplementary net income (loss) per share are not presented as the amounts are not dilutively or incrementally different from primary net income (loss) per share amounts.